EXHIBIT 10.2

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (THE “AGREEMENT”) is effective the 1st day of August, 2013, by and between ePlus inc. a Delaware corporation (the “Company”) or collectively, with its subsidiaries, the “Companies”) and Elaine D. Marion (the “Executive”).

RECITAL

The Executive is employed as the Chief Financial Officer, and the parties have negotiated this Agreement in consideration of the Executive’s valuable services and expertise.

NOW THEREFORE, in consideration of the mutual promises and covenant herein contained, the parties do hereby agree as follows:

1.  EFFECTIVE DATE.  This agreement shall be effective as of the date noted above.

2.  DEFINITIONS.  As used herein, the following terms shall have the following meanings:

(a)  “Incapacity” shall mean the Executive’s physical or mental inability to perform her duties under this Agreement, for, six months in any twelve month period, with at least three months running continuously, and which renders the Executive incapable of performing her customary and usual duties for the Company, with or without a reasonable accommodation as required by law, .

(b)  “Employment Term” shall be the period from August 1, 2013, through and including July 31, 2014, and any renewal period thereafter.  Unless either the Company or the Executive delivers a notice of termination to the other party, not less than 60 days prior to the end of the Employment Term, then this contract shall automatically renew for successive one-year periods.

(c)  “Expiration Date” means the date that the Employment Term (as it may have been extended) expires.

(d)  “Good Cause” means that the Compensation Committee of the Company’s Board of Directors (the “Board”) in good faith determines that the Executive:

i.  Failed to satisfactorily perform her duties to the Company and such failure was not cured within 30 days of the Company’s providing Executive written notice of such failure; or

ii.  Failed to comply with a  material policy of the Company that was applicable to the Executive and such failure was not cured within 30 days of the Company’s providing Executive written notice of such failure; or

iii.  Acted or failed to act in a manner that constitutes gross misconduct, embezzlement, misappropriation of corporate assets, breach of the duty of loyalty, fraud or negligent or willful violations of any laws with which the Company is required to comply; or

iv.  Was convicted of or entered a plea of “guilty” or “no contest” to a felony; or

v.  Refused or failed to comply with lawful and reasonable instructions of the Board and such refusal or failure was not cured within 30 days of the Company providing Executive written notice of such refusal or failure; or

vi.  Any other material breach of this Agreement by the Executive that is not cured within 30 days of the company providing Executive written notice of such breach.

 “Good Cause” shall not include failures as set forth in Section 2(d) of this Section when such failure is a result of the Executive’s illness or injury.

(e)  “Good Reason” shall mean that within thirty days prior to the Executive’s providing the notice to the Company required under Section 6.b.ii of this Agreement that any of the following has occurred:

i.  a material change in the scope of the Executive’s assigned duties and responsibilities or the assignment of duties or responsibilities that are inconsistent with the Executive’s level or position; or

ii.  a reduction by the Company in the Executive’s base salary as set forth herein as may be increased from time to time or a reduction by the Company in the Executive’s incentive compensation; or

iii.  a change in the Executive’s principal office to a location outside of a 35 mile radius from the Company’s offices in Herndon, Virginia; or

iv. the failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 5 of this Agreement.

v. a termination of employment by the Executive for any reason during the 90-day period immediately following a Change of Control as “Change of Control” as defined in the  Employee Long-Term Incentive Plan in effect, or most recently in effect, at the time of the Change in Control.

vi.  the Company delivers a timely notice (See Section 2(b)) to the Executive that the Agreement will terminate at the end of the Employment Term, and within thirty days after receipt of said notice the Executive tenders her resignation from the Company (to be effective at the end of the Employment Term).

vi. Any other material breach of this Agreement by the Company that is not cured within 30 days of the Executive providing the Company written notice of such breach.

(f)  “Termination Date” shall mean the date Executive’s termination is effective, as described in the respective subparts of Section 6.

3.  EMPLOYMENT.  The Company and Executive hereby agree to employ the Executive as set forth herein during the Employment Term and until Executive’s employment terminates pursuant to Section 6 below.

4.  POSITION, DUTIES AND RESPONSIBILITIES.  During the Employment Term, the Executive shall:

a.  serve as the Company’s Chief Financial Officer.  The Executive shall be responsible for, but not limited to, the following areas: finance, tax, insurance, budget, treasury and accounting.

b.  render such other services to the Company as requested provided that such services are consistent with the level of her position; and

c.  devote her substantially full business time, attention, skill and energy to the business of the Company and not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage.   Executive may engage in appropriate civic, charitable, or educational activities provided that such activities do not materially interfere or conflict with the Executive’s responsibilities or the Company’s interests.  Nothing in this Agreement shall preclude Executive from acquiring or managing any passive investment she has in publicly traded equity securities in companies that are not in the same line of business as the Company.

5.  COMPENSATION, COMPENSATION PLANS AND BENEFITS.  During the Employment Term, the Executive shall be compensated as follows:

a.  Effective July 1, 2013, Executive shall receive a base annual salary of four hundred thousand ($400,000 Dollars), which may be decreased from time to time.

 b.  Based on her MBOs and overall company performance the Executive shall be eligible to be considered for an annual bonus as set forth in the terms and conditions as outlined in the Executive Incentive Plan and any applicable award agreement thereunder.  The Company shall pay any bonus earned under this section 5(b) no earlier than the end of the fiscal year for which earned and no later than the next September 30th following the fiscal year in which the bonus was earned, provided that financial filings are timely provided to the Compensation Committee. In no event will any bonus earned under this Section 5(b) be paid later than the next December 31st following the fiscal year for which the bonus was earned, unless calculation of the bonus is not administratively practicable by that date, and further delay would not violate Code Section 409A.

c.  The Executive shall be entitled to participate in and receive other benefits offered by the Company to all employees, which may include, but are not limited to, vacation, sick, holiday and other leave times, and benefits under any life, health, accident, disability, medical, and dental insurance plans.

d.  The Executive shall be entitled to be reimbursed for the reasonable and necessary out-of-pocket expenses, including entertainment, travel and similar items and all expenses necessary to maintain her professional, industry association memberships incurred by her in performing her duties, in accordance with the Company’s expense reimbursement policies in place from time to time. Any reimbursements which are includible in gross income of the Executive under this section 5(d) must meet the following conditions.  Such reimbursements: (i) must be for expenses incurred during the term of this agreement; (ii) shall not be subject to liquidation or exchange for any other benefit; (iii) shall not affect eligibility for reimbursements in any other taxable year of the Executive; and (iv) shall be made no later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

e.  In the event Executive’s employment with Company terminates for any reason, any payments and benefits due the Executive under the Company’s employee benefit plans and programs, including any Long-Term Incentive Plan, shall be determined in accordance with the terms of such benefit plans and programs, and shall be in addition to any other payments or benefits herein.

f.  In the event it is determined that any bonus or other incentive compensation payable by the Company to the Executive was paid based on incorrect financial results, the Compensation Committee will review such payment.  If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Company's Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by Executive of any amount paid to or received by the Executive with respect to such bonus or other incentive compensation.  Additionally, bonuses or other incentive compensation payable to the Executive by the Company are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.  Except as required by law, this subsection shall not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.

6.  TERMINATION OF EMPLOYMENT

a.  Termination by the Company.

i.           During the Employment Term, the Company may terminate the Executive’s employment for Good Cause. In the absence of cure by the Executive as per Section 2(d), termination by the Company for Good Cause shall be effective on the thirty-first day after the Company gives written notice to the Executive of failure to perform.

ii.           During the Employment Term, the Company may terminate the Executive’s employment at any time without Good Cause upon the Company’s payment to the Executive for the 30 days’ written notice period to the Executive or 30 days’ pay in lieu of such notice.  Termination is effective 30 days after the date the written notice is provided to the Executive. The Company may, in its sole discretion, place the Executive on paid administrative leave as of any date prior to the end of the 30-day notice period and require that the Executive no longer be present on Company premises.  During any period of paid administrative leave, the Executive is not authorized to act or speak as a representative of the Company.

b.  Termination by Executive.

i.           During the Employment Term, the Executive may voluntarily terminate her employment for any reason with the Company upon 30 days prior notice. Termination is effective 30 days after the date the notice is provided to the Company.  The Company may, in its sole discretion, place the Executive on paid administrative leave as of any date prior to the end of the 30-day notice period and require that the Executive no longer be present on Company premises.  During any such period of paid administrative leave, the Executive is not authorized to act or speak as a representative of the Company.

ii.           During the Employment Term, the Executive may terminate her employment for Good Reason as defined in Section 2(e) only if the Executive has provided the Board with written notice of her intent to terminate her employment for Good Reason at least 10 days prior to the date of termination and the Company fails to cure the Good Reason within 10 business days after receiving Executive’s written notice.  Termination for Good Reason will be effective on the 11th business day after the Company receives Executive’s written notice and fails to cure the Good Reason identified in Executive’s notice.

c.  Termination by Reason of Death or Incapacity.  Executive’s employment with the Company shall be deemed to have been terminated effective upon the date of Executive’s death, or the date upon which the Company provides Executive with notice of Incapacity.

d.  At-will Termination.  If the Employment Term ends without the parties’ entering into a new employment agreement or extending the Employment Term of this Agreement, the Executive’s employment with the Company shall continue on an at will basis and either the Company or the Executive may terminate her employment at any time for any reason or no reason upon 30 days’ written notice.  The Company may choose to end the employment relationship at any time during any such notice period, provided that the Company pays the Executive for the balance of such notice period.

7.  EFFECT OF TERMINATION.

a.  If the Executive’s employment ends at any time (during or after the Employment Term) for any reason, the Company shall pay the Executive her then current base salary and provide the Executive her then current benefits (as provided in Section 5) through the Termination Date.

b.  If during the Employment Term the Executive’s employment terminates by reason of death as described in Section 6(c), the Company shall also pay the Executive’s estate any target award as determined by the Compensation Committee in accordance with the Company’s Executive Incentive Plan. Pursuant to the Executive incentive plan, the Compensation Committee will determine the amount of such bonus, if any, and such amount, if any, will be paid within sixty (60) days of the termination of Executive’s employment.

c.  Provided that after the Termination Date the Executive (i) signs in the form provided by the Company a release of any claims Executive may have against the Company or its then current or former officers, directors, or employees (attached hereto as Exhibit 1) and (ii) certifies that the Executive has complied with Sections 8, 9, 10, 11 and 12 of this Agreement (confidentiality, intellectual property, non-compete, non-solicit, conflict of interest and return of property provisions), then:

1)  If during the Employment Term the Executive’s employment is terminated by reason of Incapacity as described in Section 6(c), the Company shall also pay the Executive any target award as determined by the Compensation Committee in accordance with the Company’s Executive Incentive Plan for the fiscal year that includes the Termination Date, and an additional amount equal to one year of the Executive’s base salary.  The payment of the amount equal to one year of Executive’s base salary shall be made with thirty (30) days of termination of employment. Pursuant to the Executive Incentive Plan, the Compensation Committee will determine the amount of such bonus, if any, and such amount, if any, will be paid within sixty (60) days of the termination of Executive’s employment.

2) If, during the Employment Term, either the Company terminates Executive’s employment without Good Cause as described in Section 6(a) or Executive terminates her employment for Good Reason, as described in Section 6(b)(ii), then (a) the Company shall pay Executive an amount equal to one year of the Executive’s base salary; (b) the Company shall also pay Executive an amount equal to four point seventeen percent (4.17%) of the Executive’s base salary, multiplied by the number of months (including partial months) that the Executive was in the employment of the Company during the fiscal year in which the Executive’s employment is so terminated; and (c) provided that the Executive remains eligible for and timely elects to continue her and any eligible dependents health benefits under COBRA, the Company shall also pay to the insurer the amount necessary for the Executive to continue medical and dental insurance for herself and her dependents through COBRA for a period of one year after the Termination Date.  Should the Executive or any of her dependents become covered under another employer’s health benefit plan before the end of the one year period, the Company will have no obligation to continue making such additional payments to the insurer.  The Executive shall not be obligated in any way to mitigate the Company’s obligations to her under this Section and any amounts earned by the Executive subsequent to her termination shall not serve as an offset to the payments due her by the Company under this Section. Any payment due under this section 7(c)(2) (other than the COBRA payments to the insurer) shall be made in a lump sum within thirty (30) days following the termination of employment.

3)  [INTENTIONALLY LEFT BLANK]

4)  Notwithstanding the above, if the Executive is a “specified employee” within the meaning of Section 20, the payments under Subsections 7(c)(1),(2) and (3) above shall be made no earlier than the date provided in Section 20.

5)  Any release and certification required from the Executive under the first paragraph of this Section 7(c) shall be on the form attached as Exhibit 1 unless the Company has provided Executive a different form on or before her termination of employment.  The applicable release and certification must be signed and returned by Executive to the Company within twenty one (21) days of the date of termination of employment and not revoked in order for Executive to be entitled to payments under Section 7(c).  Except as provided by subsection 7(c)(4), provided the requirements of this subsection are met, any lump sum payment due Executive under subsection 7(c)(1), (2),  or (3) shall be paid on the last day of the thirty (30) day, sixty (60) day or other applicable period in which the Company may make such payment in compliance with the applicable provision.

8.  CONFIDENTIALITY.  During the course of employment, Executive has had and shall continue to have access to the Company’s Confidential Information (as defined below).  Executive shall not disclose or use at any time, either during her employment or after her employment ends for any reason, any Confidential Information (as defined below) of the Company, whether or not patentable, which Executive learns as a result of her involvement with the Company, whether or not she developed such information.  “Involvement with the Company” for purposes of this Agreement shall mean holding a position as an employee, officer, or director with either the Company or any of its subsidiaries or affiliates (collectively, the “Companies”).  “Confidential Information” means Company information that is material to the Company’s business and that is not generally known by, or made available to, the public. The term “Confidential Information” shall specifically exclude any information known to the Executive prior to her employment with the Company regardless of whether such information otherwise would be deemed “Confidential Information.” “Confidential Information” shall include, without limitation, information regarding:

•      “Trade Secrets” or proprietary information;
•      strategic sourcing information or analysis;
•	patents, patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;
•      accounting and financial information;
•      financial projections and pro forma financial information;
•      sales and marketing strategies, plans and programs
•      product development and product testing information;
•      product sales and inventory information;
•	personnel information, such as employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses;
•      organizational structure and reporting relationships;
•      business plans;
•      names, addresses, phone numbers of customers;
•	contracts, including contracts with clients, suppliers, independent contractors or employees; business plans and forecasts;
•      existing and prospective projects or business opportunities; and
•      passwords and other physical and information security protocols and information.

“Trade Secrets” includes any information that derives independent economic value, actually and potentially, from not being generally known to, and is not readily being ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by Executive will not be considered Confidential Information as of the date it enters the public domain.  If Executive is uncertain whether something is Confidential Information, Executive should treat it as Confidential Information until she receives clarification from the person to whom she reports that it is not Confidential Information.  Confidential Information shall remain at all times the property of the Company.  Executive may use or disclose Confidential Information only:

(a)  when she is employed by the Company, as authorized and necessary in performing the responsibilities of her position, provided that she has taken reasonable steps to ensure that the information remains confidential; or

(b)  with prior written consent of the CEO; or

(c)  in a legal proceeding between Executive and the Company to establish the rights of either party under this Agreement, provided that Executive stipulates to a protective order to prevent any unnecessary use or disclosure; or

(d)  where such disclosure is required by law, provided that Executive has complied with the following procedures to ensure that the Companies have an adequate opportunity to protect their legal interests.  Upon receipt of a subpoena or any other compulsory legal process (“Compulsory Process”) that could possibly require disclosure of Confidential Information, Executive shall make her best effort to provide within forty-eight (48) hours of receiving it a copy of the Compulsory Process and complete information regarding the circumstances under which she received it to the General Counsel by hand delivery or by email provided that Executive confirms with the General Counsel by phone conversation that the General Counsel received the email.  To provide the Company with the greatest opportunity to assess the need for protection from disclosure, Executive shall not make any disclosure until the latest possible date for making such disclosure in accordance with the Compulsory Process (“Latest Possible Date”).  If one of the Companies seeks to prevent disclosure in accordance with the applicable legal procedures, and provides Executive with notice before the Latest Possible Date that it has initiated such procedures, Executive shall not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn, or the appropriate tribunal either makes a final determination that the objections are invalid or orders Executive to make the disclosure, unless otherwise required by law.

Executive hereby acknowledges that any breach of this Section 8 would cause the Company irreparable harm.

9.  INTELLECTUAL PROPERTY.  Executive  acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, original works of authorship, copyrights and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Intellectual Property”) belong to the Company.  Executive agrees that both during and after her employment with the Company that she will sign any documents or provide any information necessary for the Company to protect its rights to such Intellectual Property.  If Executive is unavailable to sign any document that is necessary for the Company to protect its rights to such Intellectual Property, Executive hereby authorizes the Company to sign on her behalf.

10.  NON-COMPETITION and NON-SOLICITATION.  During Executive’s employment and for a period of one year following the date on which her employment ends for any reason, (the “Restricted Period”), the Executive agrees to the following below Non-Competition and Non-Solicitation restrictions.

 (a)  Non-Competition. Executive shall not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, except with prior written approval of the Company’s CEO, own, manage, operate,  advise, consult with, control or otherwise be employed by or provide services to or on behalf of a Competing Business that are the same or similar to the services she provided to or on behalf of the Company.  “Competing Business” shall mean a business that is selling products or services similar to those products or services that any of the “Covered Entities” is selling as of the date the Executive’s employment ends “Covered Entities” include the Company and any affiliated entities in which Executive is actively engaged as an officer, director or employee or about which Executive has received Confidential Information as a result of her Involvement with the Company.

(b)  Non-Solicitation of Employees.  Executive agrees that during her employment by the Company and for a period of one year following the termination of that employment, whether such termination is voluntary or involuntary and regardless of the reason for such termination, she will not,  either directly or indirectly or on behalf of herself or on behalf of any other person or entity, without prior written consent from the Company, solicit or otherwise encourage in any manner: (i) an employee of the Company to leave the employ of the Company; or (ii) a former employee of the Company that was employed by the Company within the past twelve (12) months at the time of the solicitation or encouragement to work for a competitor of the Company .

(c)  Non-solicitation of Customers and Potential Customers.  Executive agrees that during her employment by the Company and for a period of six months following the termination of that employment, whether such termination is voluntary or involuntary and regardless of the reason for such termination, she will not, either directly or indirectly or on behalf of herself or on behalf of any other person or entity, without prior written consent from the Company, solicit or otherwise encourage in any manner: (i) any customer of the Company, whom I rendered services to, contacted or attempted to contact, recruited or attempted to recruit, solicited or attempted to solicit, while employed by the Company to end its relationship with the Company or to enter into or continue a relationship with another person or entity to provide the same or similar service(s) that the Company provides; (ii) any vendor or partner of the Company, or any other third-party, to disclose or discuss any information about any customer of the Company whom I rendered services to, contacted or attempted to contact, recruited or attempted to recruit, solicited or attempted to solicit, while employed by the Company; or (iii) any potential customer of the Company, whom I contacted or attempted to contact, recruited or attempted to recruit, solicited or attempted to solicit,  while employed by the Company to enter into or continue a relationship with another person or entity to provide the same or similar service(s) that the Company provides.

(d)  Nature of Restrictions. Executive acknowledges that as a result of her employment as Chief Financial Officer of the Company, she has held and will continue to hold a position of utmost trust in which Executive has come to know and will continue to come to know the Company’s employees, Customers and Confidential Information.  Executive agrees that the provisions of this entire Section 10 are necessary to protect the Company’s legitimate business interests.  Executive warrants that these provisions shall not unreasonably interfere with her ability to earn a living or to pursue her occupation after her employment ends for any reason.  Executive agrees that upon beginning any new employment or business during the Restricted Period, she will promptly inform the Company of the name and address of your her new employer or business and provide such new employer or business with a copy of this Agreement and copy the Company on the letter or email transmitting the Agreement to the appropriate person in such new employer or business.

11.  CONFLICT OF INTEREST.  During her employment, Executive agrees to have undivided loyalty to the Company.  This means that Executive shall avoid any situation that involves or has the potential to appear to involve a conflict of interest, such as participating in a business transaction that personally benefits Executive or a relative based on information or relationships developed on the job, failing to disclose that someone who is doing or seeking to do business with or work for the Company is a relative or close personal associate, or receiving direct or indirect compensation from a client or vendor.

12.  RETURN OF PROPERTY.  On the date Executive’s  employment ends for any reason, or at any time during her employment, on the request or direction of the Company, Executive will immediately deliver to the Company any or all equipment, property, material, Confidential Information, Intellectual Property or copies thereof which are owned by the Company and are in Executive’s possession or control.  This includes documents or other information prepared by Executive, on her behalf or provided to her in connection with her duties while employed by the Company, regardless of the form in which such document or information are maintained or stored, including computer, typed, handwritten, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information.  Executive hereby warrants that she will not retain in any form such documents, Confidential Information, Intellectual Property or other information or copies thereof.  Executive may retain a copy of this Agreement and any other document or information describing any rights she may have after the Termination Date.

13.  COOPERATION WITH LEGAL PROCEEDINGS.  Executive agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any of the Companies, which relate to events or occurrences that transpired while Executive was employed by any of the Companies.  Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of any of the Companies.  Executive also agrees to reasonably cooperate with any of the Companies in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by any of the Companies.  Executive understands that in any legal action, investigation, or review covered by this paragraph the Company expects Executive to provide only accurate and truthful information or testimony. The Company agrees to reimburse the Executive for any costs she incurs in cooperation pursuant to this Section, including but not limited to travel expenses and attorneys’ fees and costs. Nothing in this Section shall limit any indemnification rights Executive may have on the effective date of this Agreement.

14.  REMEDY.

(a)  Executive acknowledges that her breach of the obligations contained in Sections 8, 9, 10, 11 and 12 of this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated by damages in an action at law.  If Executive breaches or threatens to breach any of the provisions contained in Sections 8, 9, 10, 11 and 12 of this Agreement, the Company shall be entitled to an injunction, without bond, restraining her from committing such breach.  The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies, including damages.

(b)  Any action relating to or arising from this Agreement shall be brought exclusively in a court of competent jurisdiction in the Commonwealth of Virginia, and Executive hereby consents to venue and personal jurisdiction in any such court in the Commonwealth of Virginia.

(c)  Executive expressly waives any right to a trial by jury for any action relating to or arising from this Agreement.

15.  SUCCESSORS; BINDING AGREEMENT.

(a)  This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, successors and assigns.

(b)  The Company shall require any successor to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

16.   NOTICES.  For the purpose of this Agreement, notices and all other communications provided herein shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:	IF TO THE COMPANY:

Elaine D. Marion	ePlus inc.
c/o ePlus inc.	13595 Dulles Technology Drive
13595 Dulles Technology Drive	Herndon, VA 20171
Herndon, VA 20171

17.  GOVERNING LAW.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.  SEVERABILITY.  The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

19.  MISCELLANEOUS.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of other provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

20.  CODE SECTION 409A.  It is the intent of this Agreement to either meet an exception from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any rulings and regulations promulgated thereunder (collectively, the “Code”), and any ambiguities herein will be so interpreted and this agreement will be so administered.  References to a termination of employment in Section 7 of this Agreement shall mean the date of a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i).  If the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s termination of employment, any nonqualified deferred compensation subject to Code Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, the Executive’s "separation from service" and not by reason of another event under Section 409A(a)(2)(A), will become payable six (6) months and one (1) day following the date of the Executive’s separation from service or, if earlier, the date of Executive’s death.  Any such “nonqualified deferred compensation” shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.  The Company agrees that it will pay, indemnify and hold the Executive harmless for any additional tax or interest penalty payable amount by the Executive on account of a violation of Section 409A.  Any payment by the Company of such amount shall include a “gross-up” payment, which shall be the amount required to cause the net amount retained by the Executive after payment of all taxes, including taxes on the “gross-up” payment, to equal the amount of additional tax and interest penalty payable by the Executive on account of the violation of Section 409A.  Such payment shall be made by the Company within thirty (30) days of the date that Executive submits proof of payment of such taxes to the taxing authority and not later than the end of Executive’s taxable year next following the taxable year in which the Executive submits the respective taxes to the taxing authority. The Executive agrees that the Company may amend this agreement, with the consent of the Executive, as the Company determines is necessary or advisable so that payments made pursuant to this agreement will not result in additional taxation of the Executive pursuant to the provisions of Section 409A of the Code.  The Executive agrees that she will not withhold her consent under this Section 20 if the proposed amendment does not materially adversely affect the Executive’s rights under this agreement.

21.  In the event the Company (or its successor) and Executive agree, based on the advice of an independent nationally recognized public accounting firm engaged by the Company, that part or all of the consideration, compensation or benefits to be paid to or for the benefit of Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then either (a) or (b) below shall apply.

(a)  Except as provided in (b), if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to or for the benefit of Executive under any other plan, arrangement or agreement which constitute “parachute payments”, calculated as provided under Code Section 280G, (collectively, the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to Executive or for Executive’s benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”).

 (b)  The Parachute Amounts shall not be reduced as provided in (a) above if, based on the advice of such public accounting firm, without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after imposition of any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.

If the determination made above results in a reduction under (b) above of the payments that would otherwise be paid to or for the benefit of Executive, such reduction in payments shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code.

22.  STATUS OF PRIOR EMPLOYMENT AGREEMENTS.  Executive acknowledges that this Agreement supplants and replaces in full all prior employment agreements between Executive and the Company.  Executive waives any and all rights to enforce any and all provisions in any prior employment agreement between Executive and the Company.

ePlus inc.		Executive

/s/ Phillip G. Norton		/s/ Elaine D. Marion
Phillip G. Norton		Elaine D. Marion
Chief Executive Officer		Chief Financial Officer

Date:	August 1, 2013	Date:	August 1, 2013

EXHIBIT 1

SAMPLE RELEASE

This Release is entered into by ePlus inc. (hereafter referred to as “ePlus” or the “Company”) and _______________________(hereafter referred to as “Employee”).

WHEREAS, Employee’s employment with ePlus terminated effective (insert date).

NOW THEREFORE, in consideration of the premises and mutual promises contained in the Employment Agreement between Employee and ePlus, the parties agree as follows:

Employee agrees to and does hereby release ePlus, its past and present officers, directors, agents, shareholders, trustees, partners, employees, in their individual and/or corporate capacities, as well as its employee benefit plans, affiliates, subsidiaries, predecessors, successors and successors in interest (the “Releasees”)  from all claims, charges, causes of action or other liabilities (hereafter collectively referred to as “claims”), whether in contract or tort, known or unknown, arising out of or relating in any way to her employment and/or termination of employment with ePlus, including, but not limited to, claims for wrongful discharge, breach of contract, express or implied, claims for wages, other compensation, pension, severance pay or any other benefits of any kind, including but not limited to claims arising under Employee Retirement Income Security Act of 1974 (“ERISA”), claims for alleged discrimination under federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), and the American With Disabilities Act (“ADA”), claims arising under federal, state or local law pertaining to family and/or medical leave (“FMLA”), and any other claims relating to her employment which could be brought under federal, state or local law.  Any initiation of claims prohibited by this Release shall be a breach of this Release and shall entitle ePlus to recover the consideration as set in Paragraph 7(c) of the Employment Agreement, along with reasonable attorney’s fees incurred by ePlus to litigate any such action to the extent permitted by law.  THIS IS A GENERAL RELEASE.

Under the Older Workers Benefits Protections Act (“OWBPA”), Employee may, if desired, have a period of twenty-one calendar days to consider this Release, including its reference to the ADEA contained in this paragraph.  Employee is also advised to consult with an attorney (without expense to ePlus) concerning release of claims under the ADEA prior to executing this Release.  In addition, Employee may revoke this Release within a period of seven calendar days following execution of this Release.  If Employee does not revoke this Release during the revocation period, this Release will become fully effective upon the expiration of the revocation period.

Excluded from this Release are any claims which cannot be waived by law.  The Employee is waiving, however,her right to any monetary recovery should any governmental agency or entity, such as the U.S. Equal Employment Opportunity Commission (“EEOC”) or the U.S. Department of Labor (“DOL”), pursue any claims onher behalf.  Further, no provision of this Release should be construed or interpreted to preclude or in any way limit or restrict the Employee’s right to initiate an action against the Company under the OWBPA or ADEA challenging, under the ADEA, the waiver and release of claims contained in this Release on the grounds that they were not knowing and voluntary.  To the extent that any provision of this Release is determined to be in violation of the OWBPA or ADEA, it should be severed or modified to comply with the OWBPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Release.

The provisions of this Release shall inure to the benefit of the parties, their successors and assigns and shall be binding upon the parties and their heirs, executors, administrators, successors and assigns.

This Release shall be interpreted, applied and enforced in accordance with and shall be governed by the laws of the state of Delaware, without regards to its conflict of laws provisions.

Employee hereby certifies she has complied with Sections 8, 9, 10, 11 and 12 of her Employment Agreement (confidentiality, intellectual property, non-compete, non-solicit, conflict of interest and return of property provisions).

IN WITNESS WHEREOF, the parties have executed this Release on the date set forth next to each party’s signature.

EMPLOYEE	ePlus

Signature	Signature

Date	Name/Title

Date